Exhibit 107

Calculation of Filing Fee Tables

F-3

(Form Type)

GOLD ROYALTY CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (4)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection With Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common shares, without par value	457	(c)	2,906, 977	$1.41	$4,098,837.57	$0.00014760	$604.99

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

					Total Offering Amounts		$4,098,837.57		$604.99

					Total Fees Previously Paid				$-

					Total Fee Offsets				$-

					Net Fee Due				$604.99

(1)	Estimated solely for the purpose of calculating the registration fee. The number of common shares, no par value per share, being registered hereby includes 2,906,977 common shares.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(3)	Based on the average of the high and low prices of the common shares of the Registrant on June 24, 2024 on the NYSE American LLC, and estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act.

(4)	The Registrant will not receive any proceeds from the sale of its common shares by the selling shareholder named in the prospectus contained in this Registration Statement on Form F-3.